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Just a heads up ... The purpose of this website is to provide you with information about T-Mobile’s 2017 Annual Stockholder Meeting. Among other things, we discuss the company’s historical performance, the meeting agenda, including the management and stockholder proposals. We also explain how you can vote. Certain management videos contain footage from historical town halls and other events and only speak as of their dates, therefore you should refer to our most recent filings with the Securities and Exchange Commission about past or future financial or operational performance. This website is not intended to be a substitute for reading T-Mobile’s 2017 Proxy Statement, which includes information required by the Securities and Exchange Commission. We encourage you to read our proxy statement in full before you vote! Continue CONSUMER I BUSINESS Order now! 1·877·413·5903 I ESPANOL

T···Mobile · SHOP PLANS COVERAGE WHY T-MOBILE Find STORE MY T-MOBILE Download Report Vote Now WELCOME 2017 DIGITAL PROXY 48 days 2hours 14 minutes 42 seconds 2017 Proxy Recap

Doing it the right way Employees LEARN MORE Ethics LEARN MORE Communities LEARN MORE

Employees Employees Our success starts with our team - and we have the top talent in the business! Our employees tell us they love working here - not just because it’s fun to WIN in the marketplace! Our employees act like they own the place ... because they do! Nearly ALL of our employees are eligible to receive equity awards and participate in our ESPP. We take pride in our diverse workforce and our culture of inclusion. And you don’t have to take our word for it, we regularly win awards from organizations across the country recognizing T·Mobile as a great place to work. Here are just a few examples: Recognized as one of the top 25 US companies for pay and benefits by independent, employee crowd-sourced, Glassdoor Named a Best Place to Work for LGBT Equality by Human Rights Campaign in 2017 (4th year in a row) Recognized as one of America’s Best Employers by Forbes Top 100 Military Friendly Employer by Military Friendly in 2017 (10th win) Minorities Take pride in T-Mobile Recommend T-Mobile as a great place to work

Ethics the numbers The pay Voting items Download Proxy 2016 Annual Report esc 2017 WORLD’S MOST TM ETHICAL COMPANIES• www. ETHISPHERE.COM Ethics We’re changing the wireless industry! And we’re committed to Doing lithe Right Way! That’s why the Ethisphere Institute just named T-Mobile a World’s Most Ethical Company for the ninth year in a row. We are guided by our How We Play principles which are reinforced through the Code of Business Conduct, the Supplier Code of Conduct. and trainings. Frequent Tone from the Top communications remind our employees that ethical conduct and compliance are critical to our success.

The people The Board The numbers The pay Voting items Download Proxy 2016 Annual Report Join T-Mobile

Communities

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Communities

- We're committed to giving back in meaningful ways to the communities where we live and work.
  - We are rallying behind the 5.6 million 16- to 24-year-olds who aren't working or in school, and are the most vulnerable of the mobile-first generation of Americans.
  - With a focus on Mobile Empowerment, we're providing affordable internet access and devices to millions of youth to help close the "homework gap" so they can continue their educations even after the school bell has rung.
  - With a focus on Job Readiness, we're inviting thousands of teens into our stores and call centers nationwide for a 'day in the life' of the Un-carrier. The career insights and advice we're sharing help them take first steps toward career success.
  - Together, we're helping the next generation leap into their futures. After all, the Uncarrier revolution is for them.
- Our T-Mobile Foundation grants, employee giving and volunteer initiatives are all part of the action. Empowering youth. Youth are the focus of our signature Huddle Up volunteer events, which help kids from single-parent families in high-need, urban areas. For over 10 years, we've given thousands of hours of volunteer service to Boys & Girls Clubs, City Year, and After School All Stars to create awesome after-school spaces for kids to learn and grow.
- Rebuilding communities after disasters. When disaster strikes, partnerships with organizations like the American Red Cross support relief and rebuilding in communities facing crisis. In addition to funding, we're ready to respond with highly trained network support teams, tech infrastructure, and a small army of employee volunteers.
- Promoting diversity. Few causes matter more to us than diversity and inclusion. Partners like Special Olympics, Pride organizations and True Colors help us celebrate the diversity of our employees, customers and communities.

OUR GOVERNANCE & BOARD OF DIRECTORS Meet our board Message from Kelvin

PROGRESSIVE GOVERNANCE FRAMEWORK The Board Our progressive corporate governance framework is designed to enable real and vital oversight by our Board to align the interests of T-Mobile’s operations with the interests of our shareholders. In fact, we have actual shareholder representation on our Board - directors appointed by our largest shareholder with sophisticated skills and experience directly related to our industry. Our Board also includes independent directors with a range of professional experience and diverse backgrounds. This distinctive combination has created a unique Board that has the necessary mindset, skills and experience to make decisions independent of management. To make decisions to promote the long-term interests of all shareholders. To make decisions like an owner.

Timotheus Höttges



John Legere



W.Michael Barnes



Thomas Dannenfeldt



Srikant M. Datar



Lawrence H. Guffey



Bruno Jacobfeuerborn



Raphael Kübler



Thorsten Langheim



Teresa A. Taylor



Kelvin R. Westbrook

Board profile Timotheus Hottges Chairman of the board Director since 2013 Qualifications and Skills Chief executive officer of major global communications company, Core Finance, business and leadership skills Areas of Expertise Extensive experience in the telecommunications industry, operations, Corporate planning, M&A, Finance BIO Timotheus Hottges has served as a director of our Company and Chairman of the Board since April 30, 2013, and is a member and chair of the Executive Committee of our Board of Directors. Since January 2014, Mr. Hottges has served as Chief Executive Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company. From March 2009 to December 2013, he served as Deutsche Telekom’s Chief Financial Officer (CFO) and a member of the Board of Management. From December 2006 to March 2009, he was a member of the Board of Management responsible for the T-Home Unit (fixed-network and broadband business, as well as integrated sales and service in Germany). From January 2003 to December 2006, Mr. Hottges headed European operations as a member of the Board of Management of T-Mobile International. Mr. Hottges studied Business Administration at the University of Cologne. Other Public Boards During Past Five years Henkel AG & Co. KGaA BT plc Securities Held as of March 31, 2017 Chief Executive Officer of Deutsche Telekom which holds 535,286,077 shares of our common stock.

Board profile John Legere President and Chief Executive Officer Director since 2013 Qualifications and Skills chief Executive Officer of t-mobile, expertise in telecommunications and technology industries Areas of Expertise Extensive experience in the telecommunications industry, operations, core finance business and leadership skills BIO John J. Legere has served as a director of our Company since April 30, 2013 and is a member of the Executive Committee of our Board of Directors. Mr. Legere joined T-Mobile USA in September 2012 as President and Chief Executive Officer and became our President and Chief Executive Officer on April 30, 2013 upon the consummation of the Business Combination. Mr. Legere has over 34 years’ experience in the U.S. and global telecommunications and technology industries. Prior to joining T-Mobile USA, Mr. Legere served as Chief Executive Officer of Global Crossing Limited, a telecommunications company, from October 2001 to October 201 1. Mr. Legere received a Bachelor’s degree in Business Administration from the University of Massachusetts, a Master of Science degree as an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology, and a Master of Business Administration degree from Fairleigh Dickinson University. Mr. Legere also completed Harvard Business School’s Program for Management Development. Other Public Boards During Past Five years None Securities Held as of March 31 , 2017 Common Stock (vested): 1,144,516 Common Stock (unvested): 180.074

Board profile W. Michael Barnes Director since 2004 Qualifications and Skills complex financial management experience, extensive knowledge of technology industry. Experience as public company chief financial officer, director and committee member Areas of Expertise strong understanding of high technology-related business, extensive financial management skills BIO W. Michael Barnes has served as a director of our Company since May 2004 and is a member of the Audit Committee and Compensation Committee of the Board of Directors. Until the Business Combination was consummated on April 30, 2013, Mr. Barnes served as the chair of the Audit Committee of the legacy Metro PCS Board and also served on the Compensation Committee. Mr. Barnes held several positions at Rockwell International Corporation, a multi-industry company in high technology businesses including aerospace, commercial and defense electronics, telecommunication equipment, industrial automation systems and semiconductor products manufacturing, between 1968 and 2001, including Senior Vice President, Finance & Planning, and Chief Financial Officer from 1991 through 2001 . Mr. Barnes holds a Ph.D. in operations research from Texas A&M University. He also holds Bachelor’s and Master’s degrees in industrial engineering from Texas A&M University. Other Public Boards During Past Five years Advanced Micro Devices. Inc. (2003 to 2015) Securities Held as of March 31, 2017 Common Stock (vested): 86,456 Common Stock (unvested): 4,311

Board profile Thomas Dannenfeldt Director since 2013 Qualifications and Skills Experience in global telecommunications industry, experience in strategy, business and finance, experience in accounting and internal controls Areas of Expertise Extensive and board experience in the telecommunications industry gained through positions of increasing responsibility in operations, cooperate planning, mergers and acquisitions and finance BIO Thomas Dannenfeldt has served as a director of our Company since November 15, 2013, and is a member of the Compensation Committee and Executive Committee of our Board of Directors. Mr. Dannenfeldt has served as the Chief Financial Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, since January 2014. He was Finance Director of Telekom Deutschland from April 2010 to December 2013. From July 2009 to April2010, he was the CFO of T-Mobile Deutschland. Prior to that, from January 2010 to April 2010 he was also responsible for the fixed line part of Deutsche Telekom as a member of the T-Home Board of Management. Mr. Dannenfeldt started his career at Deutsche Telekom in 1992 and has gained more than 20 years of experience in various leadership roles in sales, marketing and finance in national and international mobile and fixed line telecommunications business. Other Public Boards During Past Five years None Securities Held as of March 31, 2017 Chief Financial Officer of Deutsche Telekom which holds 535,286,077 shares of our common stock.

Board profile Srikant M. Datar Director since 2013 Qualifications and Skills Expert in accounting, governance and risk management. Public company director and committee experience, academic and commercial perspective on complex issues Areas of Expertise Service on boards of international companies, substantial teaching and practical experience in accounting, governance and risk management, academic and broad-based knowledge and experience of strategy, business and finance BIO Srikant M. Datar has served as a director of our Company since April30, 2013 and is a member and chair of the Audit Committee of our Board of Directors. Mr. Datar is the Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. Mr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996, and he previously served as a professor at Stanford University and Carnegie Mellon University. Mr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the institute of Cost and Works Accountants of India. Mr. Datar received a Masters in Statistics and Economics and a Ph.D. in Business from Stanford University. Other Public Boards During Past Five years Novartis AG ICF International Inc. Stryker Corporation HCL Technologies (2012 to 2014) KPIT Technologies (2007 to 2012) Securities Held as of March 31 , 2017 Common Stock (vested): 21 ,424 Common Stock (unvested): 4,311

Board profile Lawrence H. Guffey Director since 2013 Qualifications and Skills Chief executive officer of major global communications company core financial and business skills, experience overseeing investments in media and communications industries, public company director and committee experience Areas of Expertise Extensive experience in the telecommunications industry, operations, corporate planning m&a, finance BIO Lawrence H. Guffey has served as a director of our Company April 30, 2013, and is a member of the Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee of our Board of Directors. Mr. Guffey is the Chief Executive Officer of LG Capital Investors, LLC, a single-family investment office. From 1991 to 2014, Mr. Guffey was with The Blackstone Group, an asset management and financial services company, most recently serving as Senior Managing Director (Partner) in the Private Equity Group. Mr. Guffey led many of The Blackstone Group’s media and communications investment activities and managed Blackstone Communications Advisors. Mr. Guffey was a member of the Supervisory Board at Deutsche Telekom, our majority stockholder, from June 2006 until October 2013. He holds a Bachelor of Arts magna cum laude degree from Rice University, where he was elected to Phi Beta Kappa. Other Public Boards During Past Five years None Securities Held as of March 31, 201 7 Common Stock (vested): 13,424 Common Stock (unvested): 4,311

Board profile Bruno Jacobfeuerborn Director since 2014 Qualifications and Skills Expertise in global telecommunications industry, wireless network and technology expertise core business management and leadership skills Areas of Expertise Extensive experience in the telecommunications industry gained through positions of increasing responsibility in technology bio Bruno Jacobfeuerborn has served as a director of our Company since June 5, 2014 and is a member of the Executive Committee. He has been the Chief Technology Officer (CTO) of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, since February 2012 and Managing Director of Deutsche Funkturm GmbH since January 2017. Previously, he served as the Director of Technology Telekom Deutschland GmbH from April 2010 to December 2016. Prior to that, Mr. Jacobfeuerborn was Director of Technology of T-Mobile Deutschland and T-Home in Germany. In this double role, he was responsible for the technology business (both mobile and fixed network) in Germany from July 2009 to March 2010. Mr. Jacobfeuerborn joined what is now Deutsche Telekom AG in 1989 and has held several positions with increasing responsibility within the group. Other Public Boards During Past Five years None Securities Held as of March 31, 2017 Chief Technology Officer of Deutsche Telekom which holds 535,286,077 shares of our common stock.

Board profile Raphael Kubler Director since 2013 Qualifications and Skills Expertise in global telecommunications industry, core business management and leadership skills, complex financial management experience Areas of Expertise Extensive experience in the telecommunications industry and specific knowledge of our company gained through his positions as an executive officer of deutsche telekom, service on the audit committee of the board of directors of t-mobile usa prior to the consummation of the business combination BIO Raphael Kubler has served as a director of our Company since April 30, 2013, and is a member of the Compensation Committee and Executive Committee of our Board of Directors. In January 2014, Mr. Kubler was appointed Senior Vice President of the Corporate Operating Office of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, and reports directly to the Chief Execu1ive Officer of Deutsche Telekom. From July 2009 to December 2013, Mr. Kubler served as a Senior Vice President Group Controlling at Deutsche Telekom. In this position, he was responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services. Mr. Kubler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne. Other Public Boards During Past Five years Hellenic Telecommunications Organization Securities Held as of March 31, 2017 Senior Vice President of the Corporate Operating Office of Deutsche Telekom which holds 535,286,077 shares of our common stock.

Board profile Thorsten Langheim Director since 2013 Qualifications and Skills Expertise in global telecommunications industry, experience overseeing telecommunications and technology investments, corporate strategy and m&a experience Areas of Expertise Extensive experience in strategy development and mergers and acquisitions, extensive experience in private equity and investment banking, in-depth knowledge of the telecommunications industry. bio Thorsten L.angheim has served as a director of our Company since April 30, 2013 and is a member of the Nominating and Corporate Governance Committee and Executive Committee of our Board of Directors. Mr. Langheim serves as Executive Vice President Group Corporate Development of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, a position he has held since November 2009. In his current role, he manages Deutsche Telekom’s Corporate Strategy and Group M&A activities. Prior to his position at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading. Mr. L.angheim holds a Bachelor’s degree in European Finance and Accounting from the University in Bremen (Germany) and Leeds Business School (United Kingdom). Other Public Boards During Past Five years None Securities Held as of March 31 , 2017 Executive Vice President Group Corporate Development of Deutsche Telekom which holds 535,286,077 shares of our common stock.

Board profile Teresa A. Taylor Director since 2013 Qualifications and Skills Expertise in technology, media and telecommunications industries, expertise in strategic planning and execution, technology development, human resources, labor relations and corporate communications public company director and committee experience Areas of Expertise Extensive experience in the technology, media and the telecommunications sectors, including her knowledge regarding strategic planning and executions, technology development, human resources, labor relations and corporate communications. Bio Teresa A. Taylor has served as a director and lead independent director of our Company since April 30, 2013. Ms. Taylor is also a member and chair of the Compensation Committee of our Board of Directors. Ms. Taylor is the Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm, a position she has held since April 2011 . She served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Owest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product, network, information technology, human resources and corporate communications. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse. Other Public Boards During Past Five years First Interstate BancSystem, Inc. Columbia Pipeline Group. Inc. Securities Held as of March 31,2017 Common Stock (vested): 13,424 Common Stock (unvested): 4,311

Board profile Kelvin R. Westbrook Director since 2013 Qualifications and Skills Expertise in the telecommunications industry, core legal, media, marketing and risk analysis skills, public company director and committee experience Areas of Expertise Extensive experience on other public company boards, knowledge of the telecommunications industry, and legal, media, marketing and risk analysis expertise. BIO Kelvin R. Westbrook has served as a director of our Company since April 30, 2013, is a member and chair of the Nominating and Corporate Governance Committee of our Board of Directors, and is a member of the Audit Committee of our Board. Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Mr. Westbrook previously served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, LLC. (“MOM”), a broadband services company, that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook received an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School. Other Public Boards During Past Five years Archer-Daniels-Midland Company Stifel Financial Corp. Camden Property Trust The Mosaic Company Securities Held as of March 31, 2017 Common Stock (vested): 13,424 Common Stock (unvested): 4,311

Committees Our board of directors has four standing committees: audit, compensation, executive and nominating & corporate governance. Our committees enable us to give quality time to the wide array of financial, technological, operational, managerial, environmental, intellectual, human, geo-political, social, and governance issues that matter to our long-term sustainability. Audit learn more compensation learn more nominating & corporate governance learn more Executive learn more

Audit committee each number of the audit committee is independent under applicable sec regulations and nasdaq rules View written charter 15 meetings held in 2016 Key Responsibilities Ensure integrity of financial statements and financial reporting process Oversee disclosure controls and internal audit functions Supervise appointment, compensation and retention of public accounting firm Additional Responsibilities Review risk management policies Oversee Code of Ethics and Code of Business Conduct Approve all related person transactions Establishing procedures for the confidential, anonymous submission of employees’ concerns Financial Reporting Oversight of Control Functions Compliance and Regulatory Matters

Compensation committee View written charter Key Responsibilities Determine compensation based on the skills, experience and achievements of each executive officer Factors Contributing to Compensation Market analysis Input provided by third-party, independent compensation Consultant CEO’s recommendations

Key Responsibilities Establish the guidelines that determine how our Directors are selected and nominated Additional Responsibilities Assist the Board with the process of identifying, recruiting, evaluating, and nominating candidates for Board membership Oversee Company’s corporate governance principles and policies Oversee the functions and needs of the Board and its committees, including leading the annual Board and committee performance review Director Nomination, Selection and Qualifications Professional experience, Industry knowledge, skills and expertise; Leadership qualities, public company board and committee experience and non-buslness-related activities and experience High standard of personal and professional ethics, integrity and values Training, experience and ability at making and overseeing policy in business, government and/or education sectors Willingness and ability to keep an open mind when considering matters affecting Interests of the Company and its constituents Willingness end ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs Willingness not to engage in activities or interests that may create a conflict of Interest with a director’s responsibilities and duties to the Company and its constituents Willingness to act In the best interests of the Company and its constituents and to objectively assess Board, committee and management performances Whether the candidate will add to tile board’s diversity (defined broadly to lnclude not just factors such as gender and race. but also factors such as age. geographic and professional diversity) Willingness and ability to devote the required time and effort to etfectively fulfill the duties and responsibilites related to Board and committee membership

Key Responsibilities The Executive Committee reviews and provides guidance to our senior management team regarding our: Strategy Operating plans Operating performance Additional Responsibilities Regularly reassess what combination of skills is needed to ensure we’re delivering for our stockholders, our employees, our customers and communities

2016 WAS ANOTHER INCREDIBLE YEAR Message from John

The numbers 2016: Strong growth year after year 16% $37.2B 12% $27.8B 99% $1.5B 41% $10.4B TOTAL REVENUE SERVICE REVENUE NET INCOME ADJUSTED EBITDA Customers 8.2M TOTAL NET CUSTOMER ADDS POPs 314M Stock 12.31.16 $57.51 12.31.15 $39.12

Best customer Growth in the Industry - AGAIN. 8.2M TOTAL NET CUSTOMER ADDITIONS 4.1M BRANDED POSTPAID NET CUSTOMER ADDITIONS 3.3M BRANDED POSTPAID PHONE NET CUSTOMER ADDITIONS 2.5M BRANDED PREPAID NET CUSTOMER ADDITIONS 71.5M 63.3M FY2016 FY2015 55.0M FY2014 46.7M FY2013 Total Customers End of Year

OUR EXECS & THEIR PAY How we pay

IT’S ALL ABOUT VARIABLE PAY Goals of compensation program. Base STI LTI Base 11% STI 17% LTI(RSU+PRSU) 72% Emphasize pay for performance Attract, retain and motivate talented and experienced executives within the highly competitive and dynamic wireless communications industry Recognize and reward executives whose skill and performance are critical to our success Align interests of our executives with our stockholders Encourage appropriate risk taking

Our leaders & their pay. John J. Legere President and Chief Executive Officer J.Braxton Carter Executive Vice President and Chief Financial Officer G.Mike Sievert Chief Operating Officer

Our leaders & their pay. G. Mike Sievert Chief Operating Officer Neville R.Ray Executive Vice President and Chief Technology Officer Thomas C.Keys President, T-Mobile Indirect Channels

Pay breakdown Name and Principal Position John J. Legere President and Chief Executive Officer J. Braxton Carter Executive Vice President and Chief Financial Officer G. Mike Sievert Chief Operating Officer Neville R. Ray Executive Vice President and Chief Technology Officer Thomas C. Keys President, T-Mobile Indirect Channels Salary $ 1,500,000 724,135 800,000 696,539 724,136 Stock Awards $ 12,898,115 4,339,167 5,320,028 4,189,514 3,857,046 Nor-Equity Incentive Plan Comp s 5,610,000 1,692,665 2,244,000 1,628,159 1,354,135 All Other Comp $ 51,800 10,600 10,600 10,600 10,600 Total s 20,059,915 6,766,567 8,374,628 6,524,811 5,945,917 As of 12/31/2016

Compensation John Legere President and Chief Executive Officer Scope of Responsibilities Approximately 50,000 people; entire company Prior Companies Global Crossing (CEO0, AT&T Fixed Variable 2016 Fixed Variable $1,551,800 $18,508,115

Compensation J Braxton Carter Executive Vice President and Chief Financial Officer Scope of Responsibilities Approximately 1,000 people; finance, compliance and IR Prior Companies MetroPCS Fixed Variable 2016 Fixed Variable $734,735 $6,031,832

Compensation Mike Sievert Chief Operating Officer Scope of Responsibilities Approximately 38,400 people; customer service, retail And direct channels, marketing and products, MVNO IOT partner brand, operations and content Management, strategic transformation, and TMOatWork Prior Companies Clearwire, AT&T Fixed Variable 2016 Fixed Variable $810,600 $7,564,028

Compensation Neville R.Ray Executive Vice President and Chief Technology Officer Scope of Responsibilities Approximately 6,600 people; technology (EIT and Engineering) Prior Companies Pacific Bell Mobile Services Fixed Variable 2016 Fixed Variable $707,139 $5,817,673

Compensation Thomas C. Keys President, T-Mobile Indirect Channels Scope of Responsibilities Approximately 3,500 people; TMUS indirect sales Prior Companies MetroPCS Fixed Variable 2016 Fixed Variable $734,736 $5,211,181

48 0 41 41 days hour minutes seconds Go Vote

Voting items Election of 11 Directors Ratification of Appointment of Independent Registered Public Accounting Firm for 2017 Advisory Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2016 Advisory Vote on the Frequency of Future Advisory Votes on the Compensation Provided to the Company’s Named Executive Officers Stockholder Proposal for Implementation of Proxy Access Stockholder Proposal for Limitations on Acceleration of Equity Awards in the Event of a Change of Control Stockholder Proposal for an Amendment of the Company’s Clawback Policy The Board of Directors recommends that you vote “FOR” the election of each of the nominees. The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017. The Board of Directors recommends that you vote “FOR” the advisory resolution to approve the compensation of our named executive officers. The Board of Directors recommends that you vote “FOR” the option of once every THREE YEARS as the preferred frequency for advisory votes on the compensation of our named executive officers. The Board of Directors recommends that you vote “AGAINST” the proposal for implementation of proxy access. The Board of Directors recommends that you vote “AGAINST” the proposal for limitations on accelerated vesting of equity awards in the event of a change of control. The Board of Directors recommends that you vote “AGAINST” the proposal for an amendment of the Company’s clawback policy.Go vote

ANNUAL MEETING DETAILS Tuesday, June 13th, 2017 . 9:30AM PDT Four Seasons Hotel Seattle 99 Union Street Seattle, WA 98101 Note: Adjusted EBITDA and free cash flow are non-GAAP financial measures. Definitions, explanations and reconciliations to the comparable GAAP metrics are provided in our Form 10-K and other filings with the SEC.

CONTACT US Contact information Check order status View return policy Get a rebate Find a store Trade in program ABOUT INVESTOR RELATIONS PRIVACY POLICY PUBLIC SAFETY/911 INTEREST-BASED ADS TERMS & CONDITIONS SUPPORT Support home Device support Questions about your bill Plans & services Activate your Prepaid phone or device Refill your Prepaid account International rates PRESS CAREERS DEUTSCHE TELEKOM PRIVACY & SECURITY RESOURCES CONSUMER INFORMATION TERMS OF USE ACCESSIBILITY OPEN INTERNET PUERTO RICO T-MOBILE BUSINESS Bring your business up to speed with 4G innovations, a powerful network, and flexible plans ESPANOL 02002·2017 T-MOBILE USA. INC.

Video: John Legere: Welcome to the Proxy Site

[WELCOME]

[WELCOME TO THE PROXY SITE]

[JOHN LEGERE CEO and Director]

Hey, everybody. Thanks for coming to our new digital proxy site. We don’t do dull, dry proxy stuff like other companies do. We’re the Uncarrier, [PAIN-FREE PROXY] and we’re about removing pain, not adding more. So, on this site, you can hear directly from the board about how we govern this company, and even take a look inside our actual board and committee meetings. You can also hear what board members have to say on key topics, like Kelvin Westbrook, who chairs our Nominating and Corporate Governance Committee.

He’ll share a bit about how our board governs the company. Or Teresa Taylor, our independent lead director and chair of our compensation committee, who talks about how and why decisions are made about pay. [KNOW YOUR BOARD] We want you to hear from our board members so you actually feel like you get to know the people who are up for reelection.

If you want more details on any of the topics, then you can use this site as the road map to the proxy statement. On this site, you can also learn about how we value and take care of our employees.

Like I tell our employees, I’m honored and grateful to lead this incredible team. We all know that our success starts with our team, especially retail and customer care reps, who do such an amazing job. Employees tell us they love working here, not just because it’s fun to win in the marketplace, but also because of our strong sense of who we are, our solid culture, our commitment to our communities, and because we strive to do things the right way. It’s for all these reasons that the Ethisphere Institute has recognized us as a world’s most ethical company for nine years straight.

[ETHISPHERE® GOOD. SMART. BUSINESS. PROFIT.™]

We’re the only wireless company to receive this recognition, by the way.

[REAL BUSINESS ETHICS]

So, I hope you’ll spend some time browsing. You can start below by hearing about the amazing year we had in 2016. Thanks for taking the time to learn about our board, our governance, and our compensation programs. [YOUR VOTE MATTERS] I hope this helps with your voting decisions and that you will use the links here to vote your shares for our upcoming annual meeting. Thank you for your investment in T-Mobile.

END

Video: Meet the Directors

[MEET THE T-MOBILE BOARD OF DIRECTORS]

Hi. I’m Kelvin Westbrook, chair of the Nominating Corporate Governance Committee of T-Mobile’s Board of Directors.

[BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

•	AUDIT COMMITTEE

•	CHAIR, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

INTERESTING FACT:

Mr. Westbrook received a Juris Doctor degree from Harvard Law School.

KELVIN WESTBROOK T-Mobile Board of Directors]

Thank you for being a T-Mobile shareholder. My fellow directors and employees work hard to earn and keep your trust.

Our board is not a symbolic entity. It’s a collection of impressive, vibrant, committed people. It’s my honor to introduce you to my colleagues on the board.

[JOHN LEGERE T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

EXECUTIVE COMMITTEE

INTERESTING FACTS:

John has 35 years’ experience in the telecommunications and technology industries.]

I’m John Legere. I’m the CEO of T-Mobile and a member of the executive committee of our Board of Directors.

[TIM HÖTTGES Chairman of the Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

Chair, EXECUTIVE COMMITTEE

INTERESTING FACTS:

Mr. Höttges is the CEO of a $75B+ telecommunications business.]

My name is Tim Höttges. I’m the chairman of T-Mobile U.S. from the early beginning.

[LAWRENCE GUFFEY T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

•	EXECUTIVE COMMITTEE

•	COMPENSATION COMMITTEE

•	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

INTERESTING FACTS:

Mr. Guffey was made a Partner of The Blackstone Group when he was just 31 years old.]

Hi. I’m Lawrence Guffey. I’m a member of the Board of Directors of T-Mobile.

[MICHAEL BARNES T-Mobile Board of Directors

BOARD MEMBER SINCE 2004

COMMITTEE MEMBERSHIP

•	AUDIT COMMITTEE

•	COMPENSATION COMMITTEE

INTERESTING FACTS:

Mr. Barnes has 50 years tech industry experience and extensive financial management expertise.]

My name is Mike Barnes. I’m a director on the board of T-Mobile.

[SRIKANT DATAR T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

AUDIT COMMITTEE

INTERESTING FACTS:

Mr. Datar is a professor at the Graduate School of Business Administration at Harvard University.]

Hi. I’m Srikant Datar. I’m the chair of the Audit Committee at T-Mobile.

[BRUNO JACOBFEUERBORN T-Mobile Board of Directors

BOARD MEMBER SINCE 2014

COMMITTEE MEMBERSHIP

EXECUTIVE COMMITTEE

INTERESTING FACTS:

An expert on wireless networks, Mr. Jacobfeuerborn has served as Chief Technology Officer of Deutsche Telekom since 2012.]

I’m Bruno Jacobfeuerborn, CTO at Deutsche Telekom and member of the board of T-Mobile U.S.

[TERESA TAYLOR T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

CHAIR, COMPENSATION COMMITTEE

INTERESTING FACTS:

Ms. Taylor has extensive technology, media, and telecommunications industry experience.]

Hi. I’m Teresa Taylor and I’m the lead independent director at T-Mobile, as well as the chair of the Compensation Committee.

[THOMAS DANNENFELDT T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

•	COMPENSATION COMMITTEE

•	EXECUTIVE COMMITTEE

INTERESTING FACTS:

Mr. Dannenfeldt has served as the Chief Financial Officer of Deutsche Telekom since 2014.]

My name is Thomas Dannenfeldt. I am at the Board of Directors of T-Mobile U.S.

[THORSTEN LANGHEIM T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

•	EXECUTIVE COMMITTEE

•	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

INTERESTING FACTS:

In addition to his extensive global telecommunications industry experience, Mr. Langheim is an M&A expert.]

I’m Thorsten Langheim, executive vice president for corporate development on the board of T-Mobile U.S.

[RAPHAEL KÜBLER T-Mobile Board of Directors

BOARD MEMBER SINCE 2013

COMMITTEE MEMBERSHIP

•	EXECUTIVE COMMITTEE

•	COMPENSATION COMMITTEE

INTERESTING FACTS:

Mr. Kubler has served as Senior Vice President of the Corporate Operating Office of Deutsche Telekom since 2014.]

My name is Raphael Kübler. I’m a member of Deutsche Telekom and director of T-Mobile U.S.

[Back to Kelvin Westbrook:]

When it comes to the company’s integrity, excellence, work ethic, and commitment to teamwork, we know that that tone is set at the top. So, we want to do more than just present you with our credentials. We want you to meet us and to get to know us.

END

Video: Kelvin R. Westbrook

[GOVERNANCE]

[KELVIN WESTBROOK Chair, Nominating and Corporate Governance Committee]

Hi, I’m Kelvin Westbrook, chair of the nominating corporate governance committee of T-Mobile’s board of directors. Thank you for being a T-Mobile shareholder. My fellow directors and employees work hard to earn and keep your trust.

If you’re a shareholder in other companies, you probably know that most companies tell you that they’re all different and they’re special. Yet so many companies’ mission statements, strategies, and governance profiles look very much alike.

Is T-Mobile really any different?

[YES]

[DEUTSCHE TELEKOM: ~65%]

Here’s a big difference: T-Mobile has one very large shareholder. Why does that matter? Because a big shareholder has a big enough financial interest to act like a real owner, and that benefits all of us. This isn’t just a theory or wishful thinking. There’s significant research from institutions such as MIT and Harvard that shows that companies that have at least one shareholder who isn’t the CEO who holds at least 5% of the shares are not only better governed, but they pay their executives more rationally and outperform companies that don’t have this type of significant shareholder.

[BIG SHAREHOLDER BENEFITS

BETTER GOVERNANCE

RATIONAL COMPENSATION

HIGHER PERFORMANCE]

To further emphasize this point, our largest shareholder, not surprisingly, also has the right to designate a number of our directors. As a result, we have actual shareholder representation on our board. People are approaching each board decision with a shareholder mindset that is intellectually independent from management.

This, coupled with independent directors such as myself, results in a board that has the necessary mindset, skills, and experience to oversee the management.

[GOVERNANCE IS REAL]

Governance is real here at T-Mobile. In addition to a large shareholder that acts like a real owner, we have a board chair that’s separate from our CEO, an additional lead director, independent committee chairs, annual director elections, and a no-nonsense board evaluation process.

As independent directors, our pay aligns our interest with yours. We receive more equity-based pay than cash. We’re also required to hold stock in amounts equal to at least five times our retainer for as long as we continue to serve you.

We don’t act like owners; we are owners.

[WE OWN IT]

Our board is also younger and shorter-tenured than the average board. We’re diverse in age, gender, race, ethnicity, origin, background, and experience as well.

Our board is not a symbolic entity. It’s a collection of impressive, vibrant, and committed people, bringing together a blend of ideas, particularly in an industry where a lot of the things that we’re doing don’t have a lot of precedent. We can draw upon those different skills and come together with something that’s much more informed, in terms of making the best decision that we can.

Together we can achieve unimaginable things. What we are accomplishing today, no one would have believed it three years ago. When it comes to the company’s integrity, excellence, work ethic, and commitment to teamwork, we know that the tone is set at the top.

[THE TONE IS SET AT THE TOP]

So, we want to do more than just present you with our credentials. We want you to meet and get to know us.

[YOU VOTE WE DELIVER] We recommend that you vote for each of our directors and vote with us on the other agenda items, so that we can continue to deliver for you our customers, employees, and other stakeholders.

END

Video: John Legere: 2016 Performance

[John Legere Chief Executive Officer]

Hey everybody!

What an amazing year we had!

To all of our T-Mobile shareholders, including all of our employees. Congratulations!

In the 4th year of the Un-carrier revolution, we shook up US wireless and shattered records.

We rolled out more, big, bold Un-carrier moves, we added millions of customers, and we delivered strong financial results—again!

We ended the year with nearly 72 million customers adding 8.2 million in 2016.

4.1 million of those customers were branded postpaid and 3.3 million were branded postpaid phones.

We captured 109% of the industry’s postpaid phone growth over the last 3 years and 103% this past year.

We also added 2.5 million prepaid customers.

This industry-leading customer growth translated into industry-leading financial growth

In 2016, our service revenues grew more than 12% year-over-year to $27.8 billion.

T-Mobile was the only one to grow service revenue in 2016.

Our strategy is simple, “Shut up, listen to customers, and go do what they say!”

This strategy produces results and has propelled T-Mobile from a turnaround story to an industry leader.

But we’re not finished. We’re going to keep forcing change on this industry!

And we’re doing all of this on a network that is the fastest and the most technically advanced in the nation.

We ended the year with 314M POPs of LTE coverage near parity with Verizon.

Our LTE network is still the fastest in the country for the 3rd year in a row.

Millions and millions of crowd-sourced tests confirm this.

As the world goes digital, we’re doubling down on an even bigger retail store network and a better experience for our customers.

In the coming year alone, we plan to massively expand with over 3,000 new stores

That’s going to allow T-Mobile to compete in places we never have before. 2017 is going to be another great year for T-Mobile and another real tough one for our competition.

The Un-carrier revolution is far from over.

You can bet we won’t stop changing wireless for good.

To our shareholders, our customers and our amazing team -- thank you for another great year!

END

Video: Teresa A. Taylor

[COMPENSATION]

[TERESA TAYLOR Chair, Compensation Committee]

Hi. I’m Teresa Taylor, Lead Independent Director and Chairman of the Compensation Committee of T-Mobile’s board of directors.

[WE’ARE ONLY AS GOOD AS OUR PEOPLE]

At T-Mobile, we believe we’re only as good as our people. That’s why I’m here to talk to you about how we pay our employees.

T-Mobile is a company of more than 50,000 employees. The government may focus on our five most highly-paid employees, but we focus more on the 50,000. We think that matters. We know that happy, loyal, and long-term employees are more productive, creative, and fun to be around.

We also know that our best in class frontline sales and customer care teams help differentiate us from the competition. [OUR FRONTLINE MAKES THE DIFFERENCE] So, we provide our employees with competitive wages and salaries, generous health retirement and other benefits, and exceptional education and training opportunities. Most importantly, we provide equity awards to nearly all employees throughout the company. [COMPENSATION COMPETITIVE WAGES HEALTH BENEFITS RETIREMENT BENEFITS EDUCATIONAL OPPORTUNITIES TRAINING OPPORTUNITIES EQUITY AWARDS] That helps our employees to think and behave like owners, because they are owners.

Of course, you can see the results of this approach in our exceptional growth and performance. If you remember anything from this, I hope it is this: We know we’re only as good as our people. [WE ARE GOOD BECAUSE YOU’RE GOOD] Their amazing dedication and enthusiasm is our security as one of our most significant competitive advantages. Our actions and our pay—not just our words—demonstrate this belief.

[BELIEF IN ACTION]

Now, let’s talk about how we pay our senior leadership. At most companies, if you want to figure out what the senior leadership are paid, you have to wade through a swamp of legalese and data. We’re not afraid to talk about it. The design of our five most highly-compensated officers’ pay is actually pretty simple. First, we provide an annual salary and basic benefits; second, we provide the opportunity for an annual bonus tied to how T-Mobile performs; and third, we believe in pay for performance, and most of our potential pay is tied to how well we serve you, our shareholders, over longer periods of time.

[1. ANNUAL SALARY AND BASIC BENEFITS

2. PERFORMANCE-BASED BONUSES

3. PAY FOR PERFORMANCE]

As a company driven by innovation and the courage to be different, we want our pay to have high upside potential when we deliver for you. But while your potential is unlimited, we put limits on how well our executives can do, even when performance is exceptional.

[POTENTIAL WITHOUT LIMITS]

[COMPENSATION WITHIN LIMITS]

We think it matters to you to avoid pay extremes.

The money we pay is in line with the money that companies similar to us pay. [SUSTAINABLE PERFORMANCE] We want to perform sustainably for you, so we build numerous protections around our pay plans.

We carefully assess our plans for risk. We use two types of long-term rewards to deter people from managing just to achieve pay targets. We require our executives to hold shares for multi-year periods. And we manage our pay within a corporate governance structure full of best practices.

We hope you vote with us. We also hope you’ll talk with us. Thank you very much for your time, your investment, and the trust you have placed in me and my fellow T-Mobile board members.

END

Video: John Legere

JJL:

The world is waiting for people to just step out.

We are going to redefine a stupid, broken, arrogant industry.

[John Legere Chief Executive Officer]

Nobody questions the rules. We’re questioning the rules.

[FASTEST GROWING WIRELESS COMPANY]

I want us to understand how radically different wireless has changed in four years.

[OVER 4X GROWTH IN MARKET CAP (SINCE IPO)]

We are going 100% unlimited.

Taxes and fees included.

[DON’T PAY MORE FOR TAXES]

[155 MILLION CUSTOMERS FREE FROM 2-YEAR SERVICE CONTRACTS]

We’ve gone from 0 to 313 million pops of LTE. By the end of this year, we’ll be at 320 million.

[ZERO LTE 2013…, 2014, … 2015…, 2016 …., 2017 320M POPS Projected coverage end of year 2017]

[~72M CUSTOMERS]

[1 MILLION + CUSTOMERS ADDED 15 QUARTERS IN A ROW]

Newscaster, in VO:

Customers just keep on flocking over to T-Mobile.

JJL:

Shocking news: When you ask customers what they want and you give it to them, they love it.

Newscaster, in VO:

Here’s where we’re going. We’re going to win big.

[FROM 16.52 STOCK PRICE IN MAY 2013]

[TO $64.70 STOCK PRICE IN MARCH 2017]

JJL:

We won’t stop.

[JOHN LEGERE CHIEF EXECUTIVE OFFICER]

END

Video: J. Braxton Carter

We’re the innovator driving all change in the industry, and we won’t stop with that.

[Braxton Carter Chief Financial Officer]

[“T-Mobile [is] by far the STRONGEST OPERATING STORY in wireless.” – MoffettNathanson]

We just closed 2016, our strongest fourth quarter ever.

[“T-Mobile’s continued GROWTH FOCUS bodes poorly for the incumbents.” – New Street Research]

We led the industry in customer growth.

We’re the only company with double-digit Q4 year-over-year growth.

[THE FUTURE IS MAGENTA]

Nobody’s putting down results like this.

We’re going to continue to outpace the competition again and again and again.

[Braxton Carter CHIEF FINANCIAL OFFICER]

END

Video: G. Mike Sievert

[MIKE SIEVERT Chief Operating Officer]

This company right now, and what we’re doing to change this industry, is really special.

[#1 MOST SATISFIED IN WIRELESS – NIELSEN RATINGS

Among top 4 carriers based on Nielsen’s Mobile Insights survey]

We are simultaneously the largest and the fastest-growing in the space.

[THE FUTURE IS MAGENTA]

We had the highest ever percentage of our net ads in Q4 in the business channel. [A RECORD ~400 STORES OPENED IN 2016]

For consumers, we’re the only one of the major wireless companies serving them who are unconfused about the future.

[#1 CUSTOMER SERVICE TEAM IN WIRELESS]

Our customers continue to recommit in the form of a new device to our network at a greater rate than anybody else.

[RADICALLY SIMPLIFYING WIRELESS]

Big, big moves are in our future, not our past.

[WE WON’T STOP]

[MIKE SIEVERT CHIEF OPERATING OFFICER]

END

Video: Neville R. Ray

Our network is leading. [NEVILLE RAY Chief Technology Officer] It’s the fastest. Fastest up, fastest down, best latencies, you name it.

[3 YEARS OF NETWORK SPEED LEADERSHIP]

We’ve massively expanded our geographic coverage.

At the beginning of this company, we covered about half a million square miles of the U.S. today, we cover now 1.5 million.

Right now, 70% of our spectrum asset’s committed to LTE. That number will move north of 80.

[80% 2017]

[THE MOST ADVANCED LTE TECHNOLOGIES IN THE INDUSTRY

We lead and have led and everybody has been chasing our tail and will continue to do so.

[FIRST TO INTRODUCE

4X4 MIMO

256 QAM

LTE AWS-3 SPECTRUM]

[NETWORK PARITY WITH VERIZON AS VOTED BY MILLIONS OF CUTOMERS]

So, now you understand a little bit clearer why our competition is scared shitless.

[NEVILLE RAY CHIEF TECHNOLOGY OFFICER]

END

Video: Thomas C. Keys

2017, the last market opened up. It’s about 100 markets we serve now.

[#1 BRAND IN PREPAID]

Because what we have is special. Nobody else can duplicate it. They try. [THOMAS KEYS PRESIDENT, T-MOBILE INDIRECT CHANNELS] Doesn’t work at Cricket. Doesn’t work at Boost. Virgin’s dead.

[LED THE INDUSTRY WITH 541,000 BRANDED PREPAID NET CUSTOMER ADDITIONS IN Q4 2016]

’16 was a record every month of every quarter, and the year was a record.

[2.5 MILLION BRANDED PREPAID NET ADDITIONS IN 2016]

So, this thing is just on a climb, and it’s going to have bumps, it’s going to have a couple bruises, but at the end of this thing, my goodness.

[Breakup with Sprint.]

Average across the company, we’re selling more and making more per door.

Thank you for staying purple. You guys rock.

[Metro PCS]

[THOMAS KEYS PRESIDENT T-MOBILE INDIRECT CHANNELS]

END